                                                                   Exhibit 5.1

                [LETTERHEAD OF ANDREWS & KURTH APPEARS HERE]



                                  May 9, 1994



Capstead Mortgage Corporation
2001 Bryan Tower
Suite 3300
Dallas, Texas   75201


     Re:  Capstead Mortgage Corporation
          Registration Statement on Form S-8
          1994 Flexible Long Term Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel for Capstead Mortgage Corporation, a Maryland corporation (the "Company"), in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), covering shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be offered pursuant to the 1994 Flexible Long Term Incentive Plan (the "Incentive Plan"). In that capacity, we have examined the charter and bylaws of the Company, the Registration Statement, the corporate action taken by the Company that creates the Incentive Plan and provides for the issuance of up to 1,250,000 shares of the Common Stock pursuant thereto, and such other materials and matters as we have deemed necessary to the issuance of this opinion.

     In all such examinations, we have assumed the genuineness of all signatures, the authority to sign of all signatories, the due execution of all original and certified documents, and the conformity to the original and certified documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers of the Company, public officials and others.

     Based upon such examination and the qualifications herein specified and in reliance thereon, we are of the opinion that the 1,250,000 shares of the Company's Common Stock to be offered pursuant to the Incentive Plan have been duly and validly authorized and, upon issuance and delivery thereof as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

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Capstead Mortgage Corporation
May 9, 1994
Page 2




     To the extent that the opinion set forth herein is governed by the laws of the State of Maryland, we have relied solely on, and our opinion is subject to the limitations and assumptions set forth in, the opinion of Piper & Marbury, dated of even date herewith and addressed to the Company and upon which we are authorized to rely. We have made no independent examination of the laws of the State of Maryland.

     This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document, or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and Prospectus which is a part thereof. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                              Very truly yours,

                              ANDREWS & KURTH L.L.P.



                              By:/s/ David Barbour
                                 ---------------------------------
                                   David Barbour, Partner



DAB/red